Exhibit 8.1                                                        Executed Copy
                                                                   -------------


                                 March 21, 2002


To The Addressees Listed
   on Schedule I Hereto

          Re: ABFS Mortgage Loan Trust 2002-1,
              Mortgage Pass-Through Certificates, Series 2002-1
              -------------------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel to ABFS 2002-1, Inc., American Business Credit, Inc. ("ABC"), HomeAmerican Credit, Inc. d/b/a Upland Mortgage ("Upland"), and American Business Mortgage Services, Inc. ("ABMS") (collectively, the "Originators") and American Business Financial Services, Inc. ("ABFS"), in connection with the issuance by the ABFS Mortgage Loan Trust 2002-1 (the "Trust") of its Mortgage Pass-Through Certificates, Series 2002-1 (the "Certificates"), pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2002 (the "Pooling and Servicing Agreement"), among the Depositor, JPMorgan Chase Bank, as Trustee and Collateral Agent (the "Trustee") and ABC, as servicer (the "Servicer").

         Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

         As special counsel, we have examined such documents and records as we deemed appropriate for purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated February 15, 2002 (the "Base Prospectus"), as supplemented by the Prospectus Supplement, dated February 15, 2002 (the "Prospectus Supplement"), and (b) an executed copy of the Pooling and Servicing Agreement.

         Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States in effect as of the date hereof, that:

         1. Assuming that each REMIC created under the Pooling and Servicing Agreement elects, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the parties to the Pooling and Servicing Agreement comply with the terms thereof, each REMIC will be treated as a REMIC.

         2. Holders of Class A-1 Certificates and the related rights to receive Class A-1 Available Funds Cap Carry-Forward Amounts will be treated for federal tax purposes as holding two separate investments: (i) the Class A-1 Certificates without the right to receive Class A-1 Available Funds Cap Carry-Forward Amounts (the "Class A-1 Regular Interest") and (ii) the right to receive the Class A-1 Available Funds Cap Carry-Forward Amounts (the "Class A-1 Supplemental Interest

To The Addressees Listed
   on Schedule I Hereto
March 21, 2002
Page 2


Right"). Holders of Class A-IO Certificates and the related rights to receive Class A-IO Available Funds Cap Current Shortfall Amounts will be treated for federal tax purposes as holding two separate investments: (i) the Class A-IO Certificates without the right to receive Class A-IO Available Funds Cap Current Shortfall Amounts (the "Class A-IO Regular Interest") and (ii) the right to receive the Class A-IO Available Funds Cap Current Shortfall Amounts (the "Class A-IO Supplemental Interest Right").

         3. Each of the REMIC I Regular Interests and the REMIC II Regular Interests issued pursuant to the Pooling and Servicing Agreement will be treated as one or more "regular interests" in the related REMIC. Each of the Class A-1 Regular Interests and Class A-IO Regular Interests and the Class A-2, Class A-3, Class A-4, Class A-5 and Class X Certificates will be a "regular interest" in the Master REMIC (the "Master REMIC Regular Interests"). The Class R-1 Certificate, Class R-2 Certificate and Class R-3 Certificate will be treated as the sole "residual interest" in the related REMIC.

         4. The statements under the caption "Material Federal Income Tax Consequences" in the Prospectus and the Prospectus Supplement and "State and Local Tax Consequences" in the Prospectus Supplement are accurate and complete in all material respects.

         5. As a consequence of the qualification of each of the REMICs as a REMIC, the Master REMIC Regular Interests will be treated as "regular ... interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets in the Trust consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of each of the REMICs as a REMIC, interest on the Master REMIC Regular Interests will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that such Master REMIC Regular Interests are treated as "real estate assets" under Section 856(c) of the Code.

         6. Neither the Class A-1 Supplemental Interest Rights nor the Class A-IO Supplemental Interest Rights will constitute (i) a "real estate asset" within the meaning of Section 856(c)(5)(B) of the Code if held by a real estate investment trust; (ii) a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code or a "permitted investment" within the meaning of Section 860G(a)(5) of the Code if held by a REMIC; or (iii) assets described in Section 7701(a)(19)(C)(xi) of the Code if held by a thrift.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

To The Addressees Listed
   on Schedule I Hereto
March 21, 2002
Page 3


         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.


                                Very truly yours,

                                   SCHEDULE I
                                   ----------

American Business Credit, Inc.                Bear, Stearns & Co. Incorporated
BalaPointe Office Centre                      245 Park Avenue
111 Presidential Boulevard, Suite 127         New York, New York 10179
Bala Cynwyd, PA 19004

Ambac Assurance Corporation                   ABFS 2002-1, Inc.
One State Street Plaza                        c/o American Business Credit, Inc.
New York, NY 10004                            BalaPointe Office Centre
                                              111 Presidential Boulevard, Suite 127
                                              Bala Cynwyd, PA 19004

Moody's Investors Service, Inc.               JPMorgan Chase Bank,
99 Church Street                                 as Trustee and Collateral Agent
New York, New York  10007                     450 W. 33rd Street
                                              New York, New York 10001
Standard & Poor's Ratings Services
55 Water Street
New York, New York  10041

Bear Stearns Asset Backed Securities, Inc.
245 Park Avenue
New York, New York 10179